EXHIBIT D

LOCK-UP AGREEMENT

     This LOCK-UP AGREEMENT (this “Agreement”), dated as of October 4, 2004, by and between Encore Medical Corporation, a Delaware corporation (the “Company”), and the party listed on the signature page hereto. Capitalized terms used in this Agreement without definition have the respective meanings given to them in the Merger Agreement (as defined below).

     WHEREAS, the Company, Encore Medical Merger Sub, Inc., a Delaware corporation (“Merger Sub”), EMPI, Inc., a Minnesota corporation (“EMPI”), and certain shareholders of EMPI have entered into an Agreement and Plan of Merger Agreement, dated as of August 8, 2004 (the “Merger Agreement”); and

     WHEREAS, the Company Principal Shareholders have agreed to enter into this Agreement as a condition to closing the Merger.

     NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agree as follows:

AGREEMENT:

     1. For a period of one year from the date of the Effective Time of the Merger (the “Lock-up Period”), the undersigned will not, without the prior written consent of the Company, directly or indirectly, (i) offer, sell, assign, transfer, pledge, contract to sell (if such sale would or could be consummated within the applicable Lock-Up Period), hypothecate or otherwise dispose of (collectively, “Transfer”) any shares of Acquiror Common Stock (including, without limitation, Acquiror Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations promulgated under the Securities Act and the Exchange Act (such shares, the “Beneficially Owned Shares”)) which the undersigned is entitled to as consideration pursuant to the Merger Agreement (“Merger Common Stock”) if, after giving effect to such Transfer, the aggregate number of shares of Merger Common Stock transferred by the undersigned during the Lock-Up Period exceeds the Permitted Number of Transfer Shares. For the purpose hereof, the “Permitted Number of Transfer Shares” means (i) during the first six (6) month period during the Lock-Up Period, zero shares and (ii) during the second six (6) month period during the Lock-Up Period, 50% of the shares of Merger Common Stock to which the undersigned is entitled to be issued pursuant to the Merger Agreement (assuming 100% of the shares of Acquiror Common Stock held pursuant to the Indemnification Escrow Agreement are released from escrow to the holders of Company Common Shares and Options entitled to receive the Merger Consideration). For the purpose hereof, the term “Transfer” includes the entry into any swap, hedge or similar agreement or arrangement that transfers in whole or in part the economic risk of ownership of the Beneficially Owned Shares or securities convertible into or exercisable or exchangeable for Acquiror Common Stock or any short selling of the Merger Common Stock; provided, however, that nothing in this Agreement shall prevent the undersigned from entering into any legally permissible hedge or collar transaction (or similar transaction) that (i) does not permit or require the Merger Common Stock to be Transferred into the open market or (ii) would or could result in a change of beneficial ownership of the Beneficially Owned Shares, in the case of (i) or (ii), prior to the expiration of the applicable Lock-Up Period.

     2. Notwithstanding the foregoing, the undersigned may (a) Transfer any or all of the Merger Common Stock, as the case may be, by gift, will or intestacy, (b) pursuant to the Registration Statement or a Piggyback Registration (each as defined in the “Summary of Terms of Investor Rights Agreement” attached to the Merger Agreement), (c) pledge or hypothecate such Merger Common Stock in connection with a bona fide loan transaction or (d) transfer any or all of its shares of Merger Common Stock to an Affiliate of the undersigned; provided, however, that in any such case (other than in the case of any Transfer pursuant to clause (b) above) it shall be a condition to the transfer or pledge that the transferee or pledgee execute an agreement stating that (i) the transferee or pledgee is receiving and holding the Merger Common Stock subject to the provisions of this Agreement and (ii) there shall be no further Transfer of such Merger Common Stock except in accordance with this Agreement.

     3. The undersigned agrees that the Company may, and in the case of clause (ii) that the undersigned will, (i) with respect to any shares of Merger Common Stock for which the undersigned is the record holder, cause the transfer agent for the Company to note stop transfer instructions with respect to such shares of Merger Common Stock on the transfer books and records of the transfer agent or the Company, as applicable, reflecting the transfer restrictions set forth herein and (ii) with respect to any shares of Merger Common Stock for which the undersigned is the beneficial holder but not the record holder, cause the record holder of such shares of Merger Common Stock to cause the transfer agent for the Company to note stop transfer instructions with respect to such shares of Merger Common Stock on the transfer books and records of the transfer agent or the Company, as applicable, reflecting the transfer restrictions set forth herein.

     4. The undersigned understands that the parties to the Merger Agreement will proceed with the Merger in reliance on this Agreement.

     5. The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

     6. This Agreement may not be changed except in a writing signed by the person(s) against whose interest such change shall operate. This Agreement shall be governed by and construed under the laws of the State of New York without regard to principles of conflicts of law.

     7. This Agreement shall be deemed to be jointly prepared by the parties hereto, and no ambiguity herein shall be construed for or against either party based upon the identity of the author of this Agreement or any provision hereof.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first above written.

ENCORE MEDICAL CORPORATION, a Delaware corporation

By:	/s/ Harry L. Zimmerman

Name: Harry L. Zimmerman
Title: EVP – General Counsel

COMPANY PRINCIPAL SHAREHOLDER:

/s/ W. Robert Dahl

Name: MPI Holdings, LLC
Address: 520 Madison Avenue New York, NY 10022

Signature Page- MPI Shareholder Lock-Up Agreement